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                                                                   Exhibit 10.42

                              COMMITMENT AGREEMENT


          This COMMITMENT AGREEMENT (this "Agreement") is dated as of August __, 1992 and entered into by and between WS HOLDINGS CORPORATION, a Delaware corporation ("WSH"), and SARA LEE CORPORATION, a Maryland corporation ("Sara Lee" and together with its subsidiaries and affiliates, the "Sara Lee Companies").

          WHEREAS, in the twelve-month period ended December 31, 1991, WSH and its subsidiaries (the "WSH Group") purchased form the Sara Lee Companies food and other products with an aggregate original invoice amount net of applicable trade and cash discounts, returns and replacements ("dollar value") of approximately $14 million (the "1991 Volume");

          WHEREAS, Sara Lee desires to create an incentive for the WSH Group to increase the dollar value of such purchases from the Sara Lee Companies and WSH desires to create an incentive for Sara Lee to continue to supply products of a quality equal to or exceeding the quality of products currently supplied by them, at competitive prices; and

          WHEREAS, BRB HOLDINGS, INC., a Delaware corporation ("BRB"), and Sara Lee have entered into an agreement (the "BRB Agreement"; capitalized terms used herein and not otherwise defined have the meanings given in the BRB Agreement) or even date herewith on substantially similar terms and conditions.

          NOW, THEREFORE, in consideration of the premises and on the terms and subject to the conditions hereinafter set forth, the parties hereto agree:

          SECTION 1. Commitment. (a) Subject to the limitations set forth herein, WSH hereby agrees to cause the WSH Group to increase the aggregate dollar value of purchases made from the Sara Lee Companies to $16,100,000 during the twelve-month period ending on the first anniversary of the Closing (as defined below), and thereafter to increase the aggregate dollar value of such purchases made during each succeeding twelve-month period by ten percent per annum over the aggregate dollar value of such purchases made during the immediately preceding twelve-month period.

          (b) To promote achievement of the foregoing commitment by the WSH Group, Sara Lee agrees to encourage the Sara Lee Companies to supply products to the WSH Group on commercially reasonable terms.

          SECTION 2. Liquidated Payments. (a) In the event that, during the three-year period ending on the third anniversary of the Closing, the WSH Group has made aggregate purchases from the Sara Lee Companies ("WSH Three-Year Purchases") of less than $52,500,000 (the "WSH Three-Year

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Unifax Holdings, Inc., a Delaware corporation, and Sara Lee), and shall terminate upon the date of termination of the Stock Target"), then WSH agrees to pay to Sara Lee within ninety days an amount equal to (i) $10,500,000 minus the amount by which WSH Three-Year Purchases have exceeded $42,000,000, divided by
(ii) $10,500,000, multiplied by (iii) $500,000; provided, however, that, in the event WSH Three-Year Purchases are less than the WSH Three-Year Target, the amount of BRB Three-Year Purchases in excess of the BRB Three-Year Target (the "BRB Three-Year Credit") shall be added to the amount of WSH Three-Year Purchases for purposes of the calculation to be made under this Section 2(a); and provided, further, that payments made under this subsection (a) shall in no event exceed $500,000.

          (b) In the event that, during the six-year period ending on the sixth anniversary of the Closing, the WSH Group has made aggregate purchases from the Sara Lee Companies ("WSH Six-Year Purchases) of less than $125,000,000 the ("WSH Six-Year Target"), then WSH agrees to pay to Sara Lee within ninety days an amount equal to (i) $40,000,000 minus the amount by which WSH Six-Year Purchases have exceeded $84,000,000, divided by (ii) $40,000,000, multiplied by (iii) $1,000,000; minus the amount of any payment made pursuant to subsection (a) of this Section 2; provided, however, that (A) the amount of the BRB Three-Year Credit shall not be included in WSH Six-Year Purchases for purposes of the foregoing calculation, and (B) in the event WSH Six-Year Purchases are less than the WSH Six-Year Target, the amount of BRB Six-Year Purchases in excess of the BRB Six-Year Target shall be added to the amount of WSH Six-Year Purchases for purposes of the calculation to be made under this subsection (b); and provided, further, that payments made under this subsection (b), taken together with any payment made under subsection (a), shall in no event exceed $1,000,000 in the aggregate.

          (c) The parties hereto acknowledge that BRB is entering into the BRB Agreement in reliance on the agreements set forth in this Section 2. Accordingly, the parties hereto agree that, without the prior written consent of BRB, no amendment or modification of this Section 2 shall be effective to the extent it would increase the amount of either the WSH Three-Year Target or the WSH Six-Year Target.

          (d) In the event WSH fails to make any payment required to be made pursuant to this Section 2, and a court, arbitrator or other tribunal issues a judgment, decision or order requiring WSH to make such payment to Sara Lee, WSH agrees to indemnify Sara Lee for its reasonably attorneys' fees and expenses, to the extent actually incurred for enforcement of this Agreement.

          SECTION 3. Term. This Agreement shall become effective on and as of the date of the Closing (as defined in the Stock Purchase and Exchange Agreement, dated as of the date hereof (the "Stock Purchase and Exchange Agreement") between

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Purchase and Exchange Agreement, or the date six years and three months after the date of the Closing, whichever shall first occur, unless earlier terminated in writing by the parties or by written notice from Sara Lee to WSH.

          SECTION 4. Notices. All orders, notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram, telecopy or electronic mail, as follows:

          (a)  if to WSH, to:

               WS Holdings Corporation
               500 Fuller-Wiser Road
               Suite 300
               Euless, Texas  76039
               Attention: Mr. Ronald Elmquist
               Telecopy:  (817) 283-0393

          (b)  if to Sara Lee, to:

               Sara Lee Corporation
               Three First National Plaza
               Chicago, Illinois  60602
               Attention:  Mark J. McCarville
               Telecopy:  (312) 558-4913

or to such other person or address as the party concerned shall specify by notice in writing to the other parties hereto. All such notices, requests, demands, waivers and communications shall be effective when received.

          SECTION 5. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except that BRB shall be deemed to be a third party beneficiary of the agreements set forth in Section 2(c).

          SECTION 6. Assignment. This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties hereto, provided that each of the parties may assign all or any part of its interest hereunder to one or more of its affiliates, but no such assignment shall release the assignor from its obligations hereunder, and the assignee shall assume the assignor's obligations hereunder.

          SECTION 7. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with

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respect to the subject matter hereof and supersedes all other prior agreements, understandings and representations, both written and oral, between or among any of the parties with respect to the subject matter hereof.

          SECTION 8.  Amendment and Waiver.  Subject to applicable law and
Section 2(c), this Agreement may be amended, modified and supplemented by written instruments authorized and executed by the parties hereto at any time prior to the termination hereof with respect to any time prior to the termination hereof with respect to any of the terms contained herein. In the event that Sara Lee divests any of the Sara Lee Companies or one or more products constituting a significant portion of the 1991 Volume, the parties agree to use their best efforts to amend this Agreement to adjust the targets set forth in Section 2 to equitably reflect the effect of such divestiture. The wavier by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach, provided that failure to achieve the annual purchase targets set forth in
Section 1 shall not be deemed to be a breach of this Agreement and shall not entitle any party to any remedy at law or in equity other than the right to liquidated damages set forth in Section 2 hereof.

          SECTION 9. Counterparts. This Agreement may be executed and delivered in one or more counterparts (including by facsimile transmission), each of which when so executed and delivered shall be deemed to be an original copy of the same agreement.

          SECTION 10. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                              WS HOLDINGS CORPORATION


                              By: /s/
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                              SARA LEE CORPORATION


                              By: /s/
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